Exhibit (10)-z

EXECUTION COPY

LETTER WAIVER

Dated as of November 23, 2005

To the banks, financial institutions
and other institutional lenders
(collectively, the "Lenders")
parties to the Credit Agreement
referred to below and to Citibank, N.A.,
as agent (the "Agent") for the Lenders

Ladies and Gentlemen:

We refer to the Five Year Credit Agreement dated as of July 26, 2005 (the "Credit Agreement") among the undersigned and you. Capitalized terms not otherwise defined in this Letter Waiver have the same meanings as specified in the Credit Agreement.

Reference is made to the Borrower's (1) press releases, dated October 26, 2005 and November 3, 2005, and (2) filings with the U.S. Securities and Exchange Commission on Form 8-K, dated October 27, 2005, and on Form 12(b)-25, dated November 3, 2005, related to its subsidiary, BL Industria Otica, Ltda ("BLIO") and the Borrower's related investigation (collectively the "BLIO Announcements"). The events include, without limitation, allegations of improper management, improper accounting and unpaid taxes of BLIO, which may result in the need for the Borrower to delay delivery of its financial statements to you under the Credit Agreement, delay certain of its filings with the Securities and Exchange Commission and to restate its financial statements for prior periods, and that such a restatement, if necessary, would also require that out-of-period entries made in prior periods, unrelated to the BLIO events, be reclassified to the appropriate prior period. The Borrower has requested, and the Required Lenders have agreed, to waive the impact of the matters described in the BLIO Announcements, including, without limitation, the impact of the events described in the foregoing sentence, to the extent that any restatements of the Borrower's financial statements for prior financial periods do not result in reductions in profits after tax of the Borrower of more than $50,000,000 in aggregate and, with respect to the delay in delivery of the financial statements required to be delivered under the Credit Agreement, the extent that such delay does not extend beyond March 1, 2006 (the "Waived BLIO Matters").

We hereby request that you evidence your agreement to waive, solely for the period commencing on the date first above written through Waiver Termination Date (as defined below), solely with respect to Waived BLIO Matters, any breach of the Credit Agreement (including, without limitation, any misrepresentation, any breach of covenant and any Event of Default) by execution of this Letter Waiver.

On the Waiver Termination Date, without any further action by the Agent and the Lenders, all of the terms and provisions set forth in the Credit Agreement with respect to Defaults thereunder that are waived hereunder and not cured prior to the Waiver Termination Date shall have the same force and effect as if this Letter Waiver had not been entered into by the parties hereto, and the Agent and the Lenders shall have all of the rights and remedies afforded to them under the Credit Agreement with respect to any such Defaults as though no waiver had been granted by them hereunder. The "Waiver Termination Date" is the date, if any, that holders of any Debt outstanding in a principal or notional amount of at least $50,000,000 shall accelerate or give notice of acceleration of such Debt.

This Letter Waiver shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Letter Waiver executed by us and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Letter Waiver. The effectiveness of this Letter Waiver is conditioned upon the accuracy of the factual matters described herein in all material respects. This Letter Waiver is subject to the provisions of Section 8.01 of the Credit Agreement.

The Credit Agreement and the Notes, except to the extent of the waiver specifically provided above, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

If you agree to the terms and provisions of this Letter Waiver, please evidence such agreement by executing and returning at least two counterparts of this Letter Waiver to Susan Hobart, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

With respect to the Waived BLIO matters, nothing in this Letter Waiver shall constitute an admission (1) of liability with respect to the Waived BLIO matters, (2) that a breach of any representation, warranty, covenant or other provisions of the Credit Agreement has occurred or (3) that an Event of Default has occurred under the Credit Agreement.

This Letter Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Waiver by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Waiver.

This Letter Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BAUSCH & LOMB INCORPORATED

By /s/ Efrain Rivera
Title: Vice President & Treasurer

Agreed as of the date first above written:

CITIBANK, NA.,
as Agent and as Lender

By /s/ Robert A. Kane
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION

By /s/ Marianne T. Meil
Title: Vice President

BARCLAYS BANK PLC

By____________________________
Title:

THE BANK OF TOKYO-MITSUBISHI TRUST
COMPANY

By /s/ Harumi Kambara
Title: Assistant Vice President

JPMORGAN CHASE BANK, N.A.

By /s/ Bruce Yoder
Title: Vice President

MIZUHO CORPORATE BANK, LTD.

By /s/ Raymond Ventura
Title: General Manager

U.S. BANK NATIONAL ASSOCIATION

By /s/ David Dannemiller
Title: Vice President

ALLIED IRISH BANKS, P.L.C.

By /s/ Germaine Reusch     /s/ Anthony O’Reilly
Title: Director         Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By /s/ John Carroll
Title: Vice President

THE NORTHERN TRUST COMPANY

By /s/ Ashish S. Bhagwat
Title: Vice President